Exhibit 2.1
                               MERGER AGREEMENT

   THIS MERGER AGREEMENT (the "Agreement") is made as of October 21, 1998, by and among MISYN Acquisition Corp., a Delaware corporation ("Micrel Subsidiary"), Micrel, Incorporated, a California corporation ("Micrel"), Synergy Semiconductor Corporation, a California corporation ("Seller"), and John F. Stockton (the "Seller Representative").

                                   RECITALS

   Micrel and Seller desire to merge (the "Merger") Micrel Subsidiary with and into Seller with Seller being the surviving corporation (the "Surviving Corporation") of the Merger.

   NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   AGREEMENT
                                   ARTICLE 1
                                    MERGER

   1.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of California (the "California Act") and the Delaware General Corporation Law (the "Delaware Act"), at the Effective Time (as hereinafter defined), Micrel Subsidiary will be merged with and into Seller, with Seller being the Surviving Corporation of the Merger and becoming a wholly-owned subsidiary of Micrel and the separate corporate existence of Micrel Subsidiary ceasing.

   1.2 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the Merger and the other transactions contemplated hereby (the "Closing") shall take place as promptly as practicable (and in any event within three (3) business days) after the satisfaction or waiver of the conditions set forth in Article 7 hereof, at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California 94304, or such other place and time as the parties may otherwise agree. The date of the Closing is referred to herein as the "Closing Date."

   1.3 Filing of Merger Documents; Effective Time. At the Closing, the parties shall cause the Merger to be consummated by executing and filing duly executed Agreements of Merger and duly executed Certificates of Merger (collectively the "Merger Documents") with respect to the Merger with the Secretary of State of the States of California and Delaware, in such form as Micrel reasonably determines is required by and in accordance with the relevant provisions of the California Act and the Delaware Act. The time upon which such filing becomes effective in accordance with the California Act and the Delaware Act is referred to herein as the "Effective Time."

   1.4 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in the California Act and the Delaware Act. Without limiting the generality of the foregoing, at the Effective Time:

         (a) All property, rights, privileges, policies and franchises of Seller and Micrel Subsidiary shall vest in the Surviving Corporation and all debts, liabilities and duties of Micrel Subsidiary and Seller shall become the debts, liabilities and duties of the Surviving Corporation.

         (b) The Articles of Incorporation and the Bylaws of Seller, as in effect immediately prior to the Closing Date, shall become the Articles of Incorporation and Bylaws of the Surviving Corporation, unless and until amended in accordance with their terms and as provided by law.

         (c) The directors of the Micrel Subsidiary shall become the directors of the Surviving Corporation, each to hold a directorship in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until his successor is duly elected and qualified, and the parties listed on Schedule 1.4 shall be the respective officers of the Surviving Corporation as identified on Schedule 1.4.

   1.5 Tax and Accounting Treatment. The parties hereto acknowledge and agree that the Merger contemplated hereby shall be treated for accounting purposes as a purchase. The parties also acknowledge and agree that the Merger is intended to be a taxable transaction under the Internal Revenue Code of 1986, as amended (the "Code").

                                  ARTICLE 2
                             CONVERSION OF STOCK

   2.1   Consideration; Conversion of Stock.

         2.1.1 At the Effective Time, by virtue of the Merger, and without further action by any person or entity, all of the shares of Seller Stock (as hereinafter defined) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined)) shall be converted into and become the right to receive) the Consideration (as hereinafter defined) in accordance with Section 0 below. All shares of Seller Stock held by Seller as treasury stock shall be canceled and no payment shall be made with respect thereto. All Dissenting Shares shall be handled in accordance with Section 0. Each issued and outstanding share of capital stock of Micrel Subsidiary shall, at the Effective Time, be automatically converted into one share of Seller Common Stock (as hereinafter defined). For the purposes hereof, the term "Seller Stock" shall mean all issued and outstanding shares of Seller's common stock ("Seller Common Stock") immediately prior to the Effective Time, and all issued and outstanding shares of Seller's preferred stock ("Seller Preferred Stock"), immediately prior to the Effective Time. For the purposes of this Agreement, the term "Consideration" shall mean the aggregate sum of $13,000,000 (minus the Seller Transaction Costs (as hereinafter defined)), as adjusted pursuant to Sections 2.1.3 and 2.1.4 below. For the purposes of this Agreement, the term "Seller Transaction Costs" shall mean (a) all fees and costs (including, without limitation, attorneys', accountants', investment bankers', and consultants' fees and costs) incurred by Seller in connection with the transactions contemplated hereby, and (b) one-half (1/2) of the HSR filing fee. No later than three (3) business days prior to the Closing Date, Seller shall deliver to Micrel, for Micrel's reasonable approval, a statement detailing the Seller Transaction Costs. Any Seller Transaction Costs not included on such statement shall be deemed Micrel's Damages (as hereinafter defined).

         2.1.2 The Consideration shall be allocated first among the holders of shares of the Series BB Preferred Stock of Seller (the "Seller Series BB Preferred") issued and outstanding immediately prior to the Effective Time, if any, (other than the holders of Dissenting Shares) by allocating to each of such holders that portion of the Consideration equal to the product of (a) the Series BB Original Issue Price (as defined in Seller's Restated Articles of Incorporation ("Seller's Articles"), multiplied by (b) the number of shares of Seller Series BB Preferred held by such holder. The Consideration shall then be allocated among the holders of shares of the Series AA Preferred Stock of Seller (the "Seller Series AA Preferred") issued and outstanding immediately prior to the Effective Time, if any, (other than the holders of Dissenting Shares) by allocating to each of such holders that portion of the Consideration equal to the product of (i) the Series AA Original Issue Price (as defined in Seller's Articles), multiplied by (ii) the number of shares of Seller Series AA Preferred held by such holder.
After the applicable portion of the Consideration has been allocated to the holders of the issued and outstanding shares of Seller Series BB Preferred and Seller Series AA Preferred, respectively, if any, (other than the holders of Dissenting Shares) then any remaining Consideration will be allocated among the holders of shares of Seller Common Stock and holders of shares of Seller Series BB Preferred issued and outstanding immediately prior to the Effective Time, if any, by allocating to each of such holders that portion of the Consideration equal to the product of (1) the portion of the Consideration remaining after application in accordance with the first two sentences of this Section 2.1.2, multiplied by (2) a fraction, the numerator of which shall be (A) the aggregate of (a) the number of shares of Seller Common Stock held by such holder and (b) the number of shares of Seller Common Stock into which the number of shares of Seller Series BB Preferred held by such holder, if any, are convertible immediately prior to the Effective Time pursuant to Seller's Articles, and (B) the denominator of which shall be the aggregate of (I) the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time, and (II) the number of shares of Seller Common Stock into which the number of shares of Seller Series BB Preferred outstanding immediately prior to the Effective Time, if any, are convertible immediately prior to the Effective Time pursuant to Seller's Articles.

         2.1.3 At the Closing, a reasonable estimate of the adjustment to the Consideration provided for in Section 0 below shall be made by Seller based upon a review of the Shareholder Equity (as hereinafter defined), as of a date as close as practicable to the Closing Date (the "Estimated Adjustment"). The Estimated Adjustment shall be used as the basis of calculating and paying the Consideration at the Closing until such time as the Final Adjustment (as hereinafter defined) is fully determined.

         2.1.4 (a) The Consideration shall be adjusted upward or downward on a dollar for dollar basis to reflect any difference between the Shareholder Equity as shown on the projected balance sheet for the Company as of September 27, 1998 (the "Projected Balance Sheet"), a copy of which is attached hereto as Schedule 2.1.4, and the Shareholder Equity as shown on the Closing Date Balance Sheet (as hereinafter defined). The term "Closing Date Balance Sheet" shall mean the Closing Date balance sheet of the business of Seller (the "Business") as at the close of business on the Closing Date. The Closing Date Balance Sheet shall be prepared by Seller and Seller Representative and Seller's accountants from the books and records of Seller in accordance with this Agreement and generally accepted accounting principles ("GAAP"), consistent with prior practice for Seller, subject to
Section 2.1.4(b). The Closing Date Balance Sheet shall be delivered to Micrel and its accountants no later than twenty (20) days after the Closing Date. The Closing Date Balance Sheet shall be reviewed by Micrel and Micrel's accountants. In furtherance of Micrel's and its accountants' review of the Closing Date Balance Sheet, (a) prior to the Closing, Seller shall, and shall cause its accountants to, reasonably cooperate with Micrel and its accountants (which cooperation shall include, without limitation, furnishing Micrel and its accountants with the books and records of Seller and all other documentation reasonably requested by Micrel or its accountants, including, without limitation, access to the working papers related to Seller prepared by Seller's accountants), and (b) from and after the Closing, Seller Representative shall cause Seller's accountants to reasonably cooperate with Micrel and its accountants (including, without limitation, by causing Seller's accountants to provide to Micrel and its accountants access to all working papers prepared by such accountants with respect to Seller). After delivery by Seller, Micrel and its accountants shall have thirty (30) days in which to review the Closing Date Balance Sheet and to notify Seller Representative in writing of any specific detailed objections thereto. If Micrel does not provide such notice within such period, the Closing Date Balance Sheet (and the Final Adjustment calculated pursuant thereto) shall be deemed approved by Micrel. For purposes of this Section 2.1.4(a), the term "Shareholder Equity" shall mean the shareholder's equity reflected on the Projected Balance Sheet or the Closing Date Balance Sheet, as applicable. Provided that the same shall not affect the Final Adjustment or otherwise affect any amounts payable to Seller's shareholders hereunder, Micrel may make such adjustments to any inventory reserves established by Seller deemed desirable by Micrel.

                 (b) For purposes of the preparation of the Closing Date Balance Sheet, the parties agree as follows: (i) all work in progress products ordered by Seller from SiMI, but not delivered, prior to the date hereof shall be accrued and reflected as inventory (together with a corresponding liability) on the Closing Date Balance Sheet, in the amount certified by Seller pursuant to Section 7.1.4 hereof; (ii) a liability shall be entered on the Closing Date Balance Sheet in the aggregate amount of the estimated cost to settle all amounts owed to SiMI by Seller for products delivered by such entity to Seller prior to the Closing Date; (iii) all inventory previously sold to Future Electronics by Seller as of the Closing (but not sold by Future Electronics to third party end user customers) shall be accounted for on the Closing Date Balance Sheet in the same manner as that of Seller's other United States distributors; (iv) all accounts payable of Seller as of the Closing Date shall be entered on the Closing Date Balance Sheet as current liabilities in their full stated amount; and (v) the Closing Date Balance Sheet shall include a liability for the projected attorneys' fees and costs reasonably required to settle or otherwise finally resolve the case of Clarke v. Synergy, currently pending in Santa Clara County Superior Court, case no. H-198206-8.

         2.1.5 If, after notice as to any objections to the Closing Date Balance Sheet is timely and properly given to Seller Representative by Micrel pursuant to Section 2.1.4(a), the parties are unable to resolve their disagreements within thirty (30) days following Seller Representative's receipt of such notice, the matter in dispute shall be resolved by arbitration as provided in Section 12.18 hereof. Resolution of such dispute by agreement of the parties hereto or by arbitration shall be final, conclusive and binding on the parties. The Purchase Price shall be adjusted based upon such final resolution (the "Final Adjustment"). If, pursuant to the Final Adjustment, the Purchase Price is increased, within ten (10) days after the date on which the Final Adjustment is determined, Micrel shall, subject to Section 2.2.3 of this Agreement and the Escrow Agreement, deliver to the Seller Representative on behalf of the holders of Seller Stock (as of immediately prior to the Effective Time) the remainder of the Consideration in the manner calculated and allocated pursuant to Section 2.1.2. If, pursuant to the Final Adjustment, the Purchase Price is decreased, Micrel shall be entitled to immediately receive and retain that portion of the Escrowed Cash (as hereinafter defined), equal to the amount of such decrease.

         2.1.6 Notwithstanding anything to the contrary set forth in this Agreement, the following shall be deemed Micrel's Damages and Micrel shall be entitled to retain the same from the Escrowed Cash as and when provided in this Section 2.1.6: (a) the aggregate value (in the amount set forth on the Closing Date Balance Sheet), if any, of all inventory reflected on the Closing Date Balance Sheet pursuant to clause (i) of Section 2.1.4(b) above that is unsold to end-users as at the date that is 365 days after the Closing Date; (b) the aggregate amount (the "SiMI Settlement Amount"), if any, by which (i) the amount Seller is required to pay (through settlement or otherwise) to SiMI exceeds (ii) the amount of the liability set forth on the Closing Date Balance Sheet pursuant to Section 2.1.4(b)(ii); and (c) the amount, if any, by which the aggregate value of all end-user sales returns to Seller (that Seller is contractually obligated to take back) between the Closing Date and the date that is 180 days thereafter, exceeds the amount of any liability or reserve entered on the Closing Date Balance Sheet with respect thereto. With respect to clause (b) above, if on the date that is 180 days after the Closing Date, the SiMI Settlement Amount has not been determined (because the amounts owing to SiMI has not been settled (including due to the failure of Seller Representative to approve any settlement as provided below) or otherwise), Micrel and Seller Representative shall use their good faith efforts to agree on the SiMI Settlement Amount, provided that if such Persons cannot so agree within thirty (30) days after the expiration of such 180 day period, such period shall be extended to the date that is 365 days after the Closing Date. If at the end of such 365 day period, the SiMI Settlement Amount has not been determined as provided above and Micrel and the Seller Representative have not agreed on the SiMI Settlement Amount, the SiMI Settlement Amount shall be determined by binding arbitration pursuant to Section 12.18 hereof. With respect to any of the amounts set forth in clause (b) or (c) above, if and to the extent, at the date that is 180 days after the Closing Date (as such date may be extended pursuant to this Section 2.1.6 with respect to the determination of the SiMI Settlement Amount), the amount of the applicable liability set forth on the Closing Date Balance Sheet exceeds (x) the SiMI Settlement Amount, in the case of clause (b) above (as and when determined pursuant to this Section 2.1.6), or (y) the aggregate value of all end-user sales returns (that Seller is contractually obligated to take back) between the Closing Date and the date that is 180 days after the Closing Date, in the case of clause (c) above, the Consideration shall be increased by the amount of the net of any such excess (after taking into account any Micrel's Damages accrued prior to the date on which such excess is determined and not satisfied by application of the Escrowed Cash), and Micrel shall cause the same to be paid to the Seller Representative on behalf of the shareholders for distribution in the amounts and in the manner set forth in this Agreement. Micrel shall use its reasonable commercial efforts, in the ordinary course of business, to (A) sell any and all inventory described in clause (a) above at commercially reasonable prices (and giving effect to Micrel's normal gross margin requirements), which inventory shall be sold on a first in first out basis (subject to any customer restrictions on acquiring such inventory), and (B) settle the amounts owed to SiMI, if any, pursuant to clauses (b) above, provided that any such settlement shall be subject to the approval of Seller Representative, which approval shall not be unreasonably withheld or delayed. Micrel shall keep Seller Representative promptly informed of all developments and discussions related to any such settlement.

   2.2   Payment of Consideration.

         2.2.1 Subject to Section 2.2.2, on the Closing Date Micrel shall issue and deliver to the holders of Seller Stock, the Consideration (other than the Escrowed Cash) allocated to such shareholders in accordance with
Schedule 0 attached hereto.

         2.2.2 From and after the Closing, Micrel shall ensure that the paying agent appointed by Micrel (the "Paying Agent") has, as and when needed, amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 2.2.1 to holders of shares of Seller Stock. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of capital stock of Seller which were outstanding immediately prior to the Effective Time. Promptly, but in no event more than five (5) business days, after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Seller Stock a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such shares of Seller Stock in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount equal to the portion of the Consideration payable to such persons less any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty (180) days following the Effective

Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing shares of Seller Stock, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing shares of Seller Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for shares of Seller Stock.

         2.2.3 On the Closing Date Micrel shall deposit 20% of the aggregate Consideration (the "Escrowed Cash") payable at the Closing Date with an escrow agent selected by Micrel and reasonably satisfactory to Seller (the "Escrow Agent") to be held and disbursed by the Escrow Agent in accordance with the form of escrow agreement (the "Escrow Agreement") attached hereto as
Exhibit 2.2.3. Upon determination of the Final Adjustment, 20% of the remaining portion of the Consideration payable by Micrel, if any, as the result of the Final Adjustment shall be deemed Escrowed Cash and deposited with and held by such escrow agent pursuant to the terms of the Escrow Agreement. Subject to the terms of the Escrow Agreement and Section 2.1.5 hereof (with respect to the determination of the Final Adjustment), all portions of the Escrowed Cash not distributed to Micrel pursuant to Section
2.1.5 shall be distributed as follows: (a) 180 days after the Closing Date, all portions of the Escrowed Cash (other than the portions described in clauses (b) and (c) below and any portion of the Escrowed Cash distributed or distributable to Micrel as Micrel's Damages (other than Micrel's Damages provided for in clauses (b) and (c) below), if any) shall be paid to the Seller Representative on behalf of the holders of Seller Stock for distribution in the amounts and in the manner set forth in this Agreement;
(b) if on the date that is 180 days after the Closing Date, any of the inventory described in clause (a) of Section 2.1.6 remains unsold to end-users as provided therein, a portion of the Escrowed Cash in the amount of the value of such unsold inventory shall be retained in escrow pursuant to the Escrow Agreement until the date that is 365 days after the Closing Date, at which time any Micrel's Damages relating to such clause shall be immediately distributed to Micrel and the balance, if any, of such amount shall be paid to the Seller Representative on behalf of the holders of Seller Stock for distribution in the amounts and in the manner set forth in this Agreement; and (c) if on the date that is 180 days after the Closing Date, the amount of the SiMI Settlement Amount has not been determined pursuant to
Section 2.1.6, a portion of the Escrowed Cash in the amount of the estimated SiMI Settlement Amount, as reasonably determined by Micrel (after consultation with the Seller Representative), shall be retained in the escrow pursuant to the Escrow Agreement until the date on which the SiMI Settlement Amount is determined pursuant to Section 2.1.6, at which time any Micrel's Damages relating to clause (b) of Section 2.1.6 shall be immediately distributed to Micrel and the balance, if any, of such amount shall be paid to the Seller Representative on behalf of the holders of Seller Stock for distribution in the amounts and in the manner set forth in this Agreement.

   2.3   Dissenting Shares.

         2.3.1 Shares of capital stock of Seller held by a shareholder who has properly exercised dissenters rights with respect thereto in accordance with Section 1300 of the California Act (collectively, the "Dissenting Shares") shall not be converted into a right to receive a portion of the Consideration. From and after the Effective Time, a shareholder who has properly exercised such dissenters rights shall no longer retain any rights of a shareholder of Seller or the Surviving Corporation, except those provided under the California Act.

         2.3.2 Seller shall give Micrel (i) prompt notice of any written demands under Section 1300 of the California Act with respect to any shares of capital stock of Seller, any withdrawal of any such demands and any other instruments served pursuant to the California Act and received by Seller and
(ii) the right to participate in all negotiations and proceedings with respect to any demands under Section 1300 with respect to any shares of capital stock of Seller. Seller shall cooperate with Micrel concerning, and shall not, except with the prior written consent of Micrel, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

   2.4 Options. Prior to the Closing Date, Seller shall cause all outstanding Warrants and Options (as hereinafter defined), to be exercised (and all shares of Seller Common Stock required to be issued pursuant to such exercise to be validly and fully issued as fully paid, nonassessable shares) or terminated, such that, as of the Effective Time, (a) no options, warrants or other rights to acquire any shares of Seller's capital stock or any securities convertible into shares of Seller's capital stock are outstanding, and (b) no person or entity other than the holders of Seller Stock shall have any right, title or interest in or to Seller or any securities issued by Seller, all of which holders shall have no such, right, title or interest in or to Seller, other than their ownership of Seller Stock.

   2.5 Taxes and Closing Costs. All transfer, sales and use taxes imposed by any governmental entity or with respect to or as the result of the Merger shall be paid by Seller and accrued prior to the Closing Date. Seller shall also be responsible for any of Seller's business, occupation, withholding, income or other taxes whatsoever, or any taxes of any kind, that are related to any period before the Closing Date. Except as provided above, each party shall bear its own costs in connection with the transactions contemplated hereby.

                                  ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF SELLER

   Seller hereby represents and warrants to Micrel and Micrel Subsidiary that the following facts and circumstances are true and correct, as of the date of this Agreement, subject to the limitations and exceptions set forth on Schedule 3 (the "Seller Disclosure Schedule"). Whenever the term "to Seller's knowledge" or similar expression appears in any representation or warranty in this Article 3, it means to the actual knowledge of Seller's directors and officers, after reasonable inquiry and investigation. Whenever the term "Seller has received no notice" or like expression appears in any representation or warranty in this Article 3, it means that none of Seller's directors and officers has received actual oral or written notice of the matter to which such term is applied, after having made reasonable inquiry as to whether notice has been received.

   3.1 Organization. Seller: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement and all of the other documents and agreements contemplated hereby; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on the business, operations or financial condition of Seller. Seller has no Subsidiaries (as hereinafter defined) and holds no right, title or interest in or to any other corporation, company, partnership, trust, limited liability company or other entity.

   3.2 Authority and Consents. The execution and performance of this Agreement and the other documents to be executed by Seller pursuant to the terms hereof will not result in a violation of Seller's Articles or Bylaws. Seller has full power and authority (corporate and otherwise) to enter into this Agreement and the other documents to be executed by Seller pursuant to the terms hereof and to carry out the transactions contemplated by this Agreement and such other documents. This Agreement and the other documents to be executed by Seller pursuant to the terms hereof and their execution and delivery to Micrel Subsidiary and Micrel have been duly authorized by the Board of Directors and shareholders of Seller and, subject to Section 0, no further corporate action prior to the Closing shall be necessary on the part of Seller or its shareholders to effect the Merger or to make this Agreement and the other documents to be executed by Seller pursuant to the terms hereof and the transactions contemplated by this Agreement and such other documents valid and binding upon Seller. Upon the filing of the Merger Documents with the Secretary of State for the States of California and Delaware, the Merger shall be immediately and automatically effective without further action by any person or entity. This Agreement and the other documents to be executed by Seller pursuant to the terms hereof do and will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject as to enforcement only: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally; and (ii) to general principles of equity.

   Seller has delivered to Micrel true, complete and correct copies of
(i) its Articles of Incorporation, as amended to date, certified by the appropriate official of the jurisdiction of incorporation, (ii) its Bylaws, as amended to date, and (iii) its stock ledger, in each case, certified by Seller's corporate secretary. The Articles of Incorporation and Bylaws of Seller are in full force and effect and Seller is in full compliance with the provisions thereof.

   3.3   Capitalization and Title to Shares.

         3.3.1 Seller is authorized to issue 18,000,000 shares of Seller Common Stock, of which 2,720,473 shares are issued and outstanding, and 14,000,000 shares of Seller Preferred Stock issuable in series. Of such Seller Preferred Stock, 5,800,000 shares have been designated Series AA Preferred Stock, of which 5,749,344 shares are issued and outstanding; and

8,200,000 shares have been designated as Series BB Preferred Stock, of which 5,771,231 shares are issued and outstanding. Such shares are owned of record by the persons and in the amounts set forth on Section 0 of the Seller Disclosure Schedule. No other class of capital stock of Seller is authorized or outstanding. All of the issued and outstanding shares of Seller's capital stock are duly authorized and are validly issued, fully paid, nonassessable and free of pre-emptive rights. None of the issued and outstanding shares of Seller have been issued in violation of any federal or state law or any preemptive rights or rights to subscribe for or purchase securities.

         3.3.2 Section 0 of the Seller Disclosure Schedule includes a true and complete list of all outstanding rights, subscriptions, warrants, calls, preemptive rights, options or other agreements of any kind to purchase or otherwise receive from Seller any shares of the capital stock or any other security of Seller, and all outstanding securities of any kind convertible into or exchangeable for such securities (all such rights, subscriptions, warrants, calls, options, agreements and convertible securities, collectively, "Warrants and Options"). True and complete copies of all instruments (or the form of such instruments) referred to in this Section 0 have been previously furnished to Micrel. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to the outstanding shares of capital stock of Seller to which Seller is a party.

         3.3.3 Seller does not own beneficially any shares of capital stock of Micrel.

   3.4 Real Property; Title to Assets. Seller has good and valid title to all of its tangible and intangible assets and properties reflected as owned on the Current Balance Sheet (as hereinafter defined) and the Projected Balance Sheet (the "Assets"), and, except as noted in Section 3.4 of the Seller Disclosure Schedule, all of the Assets are free and clear of all liens, charges, encumbrances, restrictions, security interests and rights and interests in others (collectively, "Liens"). Seller has a valid, binding and enforceable leasehold estate and interest, free and clear of all Liens (other than the interest of the landlord therein) in and to the property located at 3250 Scott Boulevard, Santa Clara, California, 95054 (the "Property") pursuant to a lease (the "Lease") dated February 29, 1996 between Harris Corporation, as landlord, and Seller, as tenant. Section 3.4 of the Seller Disclosure Schedule contains a true and complete description of the term of the lease (including any and all option terms), and the rental provisions thereunder. Seller owns good, marketable and valid title, free and clear of all Liens, to the semiconductor manufacturing facility (the "Facility") located on the Property and all improvements, equipment and fixtures (collectively, the "Facility Improvements") located thereon or therein.

   3.5 Properties and Assets. The Business has, at all times, been owned and operated by Seller. The tangible Assets (including, without limitation, the Facility and the Facility Improvements) are in good working order and in a state of reasonable maintenance and repair. The Business as conducted on the Closing does not violate any covenant or restriction affecting the Property or the Facility. To Seller's knowledge, there are no pending developments affecting or threatening Seller, the Business or the Facility which materially interfere with a continuation of the existing use of the Facility. The Assets include all rights, properties and other assets necessary to permit to conduct the Business in the same manner and to the same extent as it is conducted on, and has been conducted prior to, the date of this Agreement.

   3.6 Consents and Approvals of Government Authorities. Except for the filing of the Merger Documents, the notification of Seller's shareholders pursuant to Section 5.5, and the filing of a notice and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), no consent, approval or authorization of, or declaration, filing, notice or registration with, any governmental agency, regulatory authority or other Person is required in connection with the execution, delivery and performance of this Agreement or any of the other documents contemplated hereby by Seller or the consummation of the transactions contemplated herein and therein.

   3.7   Accounts Receivable/Prepayable.

         3.7.1 Section 0 of the Seller Disclosure Schedule sets forth a true, correct full and complete list of the accounts receivable (the "Accounts Receivable") outstanding on Seller's books. All Accounts Receivable, whether or not reflected in the Current Balance Sheet or the Projected Balance Sheet, (a) were accrued on Seller's books in the ordinary course of business consistent with past practices in accordance with GAAP,
(b) represent and will represent bona fide claims against debtors for sales and other charges, and (c) are not subject to discount except for ordinary course cash and immaterial ordinary course trade discount. The amount carried for doubtful accounts and allowances disclosed in the Current Balance Sheet is sufficient to provide for any losses that may be sustained on realization of the receivables.

         3.7.2 Section 0 of the Seller Disclosure Schedule sets forth a true, correct and complete list of accounts payable (the "Accounts Payable") of Seller. All Accounts Payable, whether or not reflected in the Current Balance Sheet or the Projected Balance Sheet, represent amounts incurred by Seller in the ordinary course operation of the Business have been accrued consistent with past practice in accordance with GAAP.

   3.8 Inventory. Section 3.8 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all of Seller's inventory, including all spare parts inventory (the "Inventory"). Subject to corresponding reserves reflected in the Current Balance Sheet, all of the Inventory is in good and merchantable condition and salable or useable in the ordinary course of the Business.

   3.9 Contracts. Section 3.9(a) of the Seller Disclosure Schedule, constitutes a true, correct and complete list of all Material Contracts (as hereinafter defined), copies of each of which have been provided to Micrel. Each Contract (as hereinafter defined) is a valid and enforceable obligation of Seller and, to Seller's knowledge, the other party to such Contract, in accordance with its respective terms. Except as set forth on Section 3.9(a) of the Seller Disclosure Schedule, Seller is not in default in the performance of any of its obligations thereunder, no event of has occurred which (whether with or without notice, lapse of time, or both) would constitute such a default thereunder. To Seller's knowledge, no other party thereto is in default thereunder and no such other party has any counterclaims, offsets and defenses with respect thereto. There are no claims against Seller to return products by reason of alleged overshipments, defective products or otherwise, or of products in the hands of customers or distributors under an understanding that such products would be returnable.
Section 3.9(b) of the Seller Disclosure Schedule constitutes a true, correct and complete list of all prepaid expenses and deposits associated with the Contracts and the Facility. For the purposes of this Agreement, the term "Contract" means any and all contracts, agreements and other understandings with respect to which Seller is a party or by which any of its assets are bound, including, without limitation, all patent, technology, software and other intellectual property license agreements, assignment agreements, purchase contracts, purchase orders, sales contracts, sales orders, rights to discounts, maintenance agreements, employment and consulting agreements, confidentiality agreements and noncompetition agreements, service agreements, distribution agreements, partnership, joint venture and joint development contracts, notes, security agreements, loan agreements, guarantees and other documents evidencing or securing indebtedness, and agreements for leased equipment (together with the Lease, the "Contracts"). For the purposes hereof, the term "Material Contract" means the following Contracts: (a) all patent, technology, software and other intellectual property license agreements, (b) all employment and consulting agreements, confidentiality agreements and noncompetition agreements, (c) all distribution agreements,
(d) partnership, joint venture and joint development contracts, (e) all notes, security agreements, loan agreements, guarantees and other agreements evidencing, securing or guaranteeing indebtedness, (f) all agreements for leased equipment, (g) the Lease, (h) all service agreements, (i) any Contract relating to impending capital expenditures, (j) and all other Contracts (other than those that provide for annual payments of less than $15,000).

   3.10   Compliance with Laws.

         3.10.1 Seller has all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body required for the conduct of the Business (collectively, "Permits"); such Permits are in full force and effect; and no proceeding is pending or, to the knowledge of Seller, threatened to revoke or limit any Permit.
Section 3.10.1 of the Seller Disclosure Schedule contains a true and complete list of all Permits.

         3.10.2 Seller is not in material violation of any applicable law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, Seller has not received notice of, and there has not been any citation, fine or penalty imposed against Seller for, any such violation or alleged violation.

   3.11 Bank Accounts and Powers of Attorney. Section 3.11 of the Seller Disclosure Schedule identifies all bank and brokerage accounts of Seller, whether or not such accounts are held in the name of Seller, lists the respective signatories therefor and lists the names of all persons holding a power of attorney from Seller and a summary of the terms thereof.

   3.12 Agreement Will Not Cause Breach or Violation. Neither the execution nor delivery of this Agreement or the other documents contemplated hereby by Seller, nor performance by Seller of the terms and provisions of this Agreement or such other documents will (a) conflict with or result in a breach or violation of any of the terms, conditions or provisions of any Permit or any judgment, order, injunction, decree, regulation or ruling of any court or governmental authority to which Seller or the Assets are subject or of any Contract or any material agreement, contract, or commitment to which Seller is a party or by which it is bound, or (b) give any person or entity the right to terminate or modify any Contract, or accelerate any material obligation or indebtedness of Seller thereunder.

   3.13 Financial Statements. Seller has delivered to Micrel a balance sheet of Seller as of June 28, 1998 (the "Current Balance Sheet") together with statements of income and cash flows for Seller for the nine month period ended June 28, 1998 (the "Financial Statements"). The Financial Statements were prepared in accordance with GAAP consistently applied in accordance with past practices of the Business, and are true, complete and accurate in all material respects and present fairly the financial position and results of operations of Seller as of such dates and for the periods then ended. All reserves (including, without limitation, all Inventory-related reserves) set forth on the Current Balance Sheet are reasonable, appropriate and adequate for the purposes for which they were established.

   3.14 No Undisclosed Liabilities. Seller has no liabilities or obligations of any nature except (a) liabilities which are fully reflected or reserved against in the Financial Statements, and (b) liabilities incurred in the ordinary course of operation of the Business since the date of the Current Balance Sheet. Without limiting the foregoing in any manner, (a) except as set forth on the Current Balance Sheet, Seller has no obligations or liabilities (absolute or contingent) to Toshiba, except to the extent incurred in the ordinary course of business consistent with past practice, and (b) except as disclosed by Seller in writing to Micrel prior to the date hereof, Seller has no obligations or liabilities (absolute or contingent) to SiMI.

   3.15 Customers. Section 3.15 of the Seller Disclosure Schedule sets forth a list of the ten (10) customers who accounted for the largest sales of Seller in fiscal 1996 and a list of such customers for fiscal 1997 (the "Customers"). Except as set forth in Section 3.15 of the Seller Disclosure Schedule, no Customer has canceled or otherwise terminated its relationship with Seller, or has during fiscal year 1998 to date decreased materially its purchase of the services of Seller. Seller has not received any notice from any Customer, to terminate, cancel or otherwise materially and adversely modify its relationship with Seller or to decrease materially or limit its purchase of the services or products of Seller.

   3.16 Transactions with Management. No officer or director of Seller has (whether directly or indirectly through another entity in which such person has an interest, other than as the holder of less than one percent (1%) of a class of securities of a publicly traded company) any interest in
(a) any property or assets of Seller (except as a shareholder), (b) to Seller's knowledge any current competitor, customer or supplier of Seller, or
(c) to Seller's knowledge any person which is currently a party to any Contract.

   3.17   Absence of Certain Changes.  Since the date of the Current
Balance Sheet, there have been no material changes in the condition, financial or otherwise, of any of the Assets or any of the liabilities, business, prospects or operations of Seller or the Business, other than changes in the ordinary course of business which in the aggregate have not been materially adverse to the business, finances or operations of Seller. Without limiting the foregoing, since the date of the Current Balance Sheet:

         (a) Seller has not altered the nature of the Business as carried on or made any material change in the products and services it supplies;

         (b) Seller has not borrowed or agreed to borrow any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability, except trade payables incurred in the ordinary course of business and consistent with past practice;

         (c) Seller has not paid, discharged or satisfied any claim, liability or obligation other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities or obligations reflected or reserved against in the Current Balance Sheet or trade payables incurred in the ordinary course of business since the date of the Current Balance Sheet and consistent with past practice;

         (d) Seller has not permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien of any kind;

         (e) Seller has not written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business and consistent with past practice, none of which is material;

         (f) Seller has not cancelled any debts or waived any claims or rights of substantial value, waived any statute of limitation or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except sales of inventory in the ordinary course of business and consistent with past practice;

         (g) Seller has not licensed or disposed of or permitted to lapse any rights to the use of any Seller Intellectual Property;

         (h) Seller has not granted any increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee;

         (i) Seller has not made any capital expenditure or commitment therefor in excess of $10,000 individually or $25,000, in the aggregate;

         (j) Seller has not paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors or any Affiliate or associate of any of its officers, directors or shareholders;

         (k) Seller has not made any change in the accounting policies or practices of Seller;

         (l) Seller has not entered into any other transaction, other than in the ordinary course of business;

         (m) Seller has not issued any shares of its capital stock or any other securities or made any redemption or other acquisition of any capital stock of Seller or any declaration, setting aside, or payment of any dividend or distribution of any kind with respect to any shares of capital stock of Seller;

         (n) there have been no losses or damage to any Assets due to fire or other casualty, whether or not insured, amounting to more than $25,000, in the aggregate; and

         (o) Seller has not agreed, whether in writing or otherwise, to do any of the foregoing.

   3.18   Intellectual Property.

         3.18.1 Section 3.18.1 of the Seller Disclosure Schedule lists all of Seller's United States and foreign (i) patent and patent applications;
(ii) registered trademarks and trademark applications; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; and (v) any other Seller Intellectual Property (as hereinafter defined) that is the subject of an application to, or certificate or registration issued by, any state, government or other public legal authority. The registrations of the Seller Intellectual Property of Seller listed on Section 3.18.1 of the Seller Disclosure Schedule are valid and subsisting, all necessary registration and renewal fees in connection with such registrations have been filed with the relevant patent, copyright and trademark authorities in the United States for the purposes of maintaining such registrations. Seller has complied with all applicable disclosure requirements and neither Seller nor any named inventor or assignee has committed any fraudulent act in the application for or maintenance of any patent, trademark or copyright of Seller. For the purposes hereof, the term "Seller Intellectual Property" shall mean all patents, patent applications, software, trademarks, trademark applications, service marks, service mark applications, trade and other marks and names (either registered, common law or registration applied for), copyrights, copyright applications, mask works, inventions, trade secrets, proprietary information, know-how, processes, manufacturing or marketing procedures, recipes, formulae, drawings, schematics and patterns, and all documentation and other media relating to the foregoing ("Intellectual Property") owned by Seller or with respect to which Seller has a license, interest or other right to use. Without limitation of the foregoing, the Seller Intellectual Property shall be deemed to further include any drawings, documentation, schematics, manuals or other materials, whether in written or magnetic form that describe, disclose or otherwise set forth any of the Seller Intellectual Property.

         3.18.2 Seller owns and has good and valid title to each patent included in the Seller Intellectual Property and listed as owned by Seller on
Section 3.18.1 of the Seller Disclosure Schedule, free and clear of any Liens. Seller owns, or has the binding and enforceable right to use or operate under, all Seller Intellectual Property (a) listed as not owned by Seller on Section 3.18.1 of the Seller Disclosure Schedule, or (b) not listed on Section 3.18.1 of the Seller Disclosure Schedule, in each case, free and clear of any Liens (other than solely as provided in any licenses relating to such Seller Intellectual Property). No Seller Intellectual Property or product and/or technology of Seller is subject to any outstanding decree, order, judgment, stipulation, license or agreement restricting in any material manner the use or licensing thereof by Seller.

         3.18.3 The operation of the Business as it currently is conducted, including its design, development, manufacture, use and sale of its products and/or technology, including products and/or technology currently under development, and provision of services, does not infringe the Intellectual Property of any other Person. No officer, director, employee or consultant of Seller is infringing or misappropriating the Intellectual Property of any other Person in the course of performing his or her duties for Seller. Seller has not received notice from any Person that the operation of the Business, including its design, development, manufacture and sale of its products and/or technology (including with respect to products and/or technology currently under development) and provision of services, infringes the Intellectual Property of any Person.

         3.18.4 To the knowledge of Seller, no Person is infringing or misappropriating any of the Seller Intellectual Property.

         3.18.5 Neither the consummation of the Merger nor the change in control of Seller effected thereby will limit, impair or otherwise affect, in any manner, any of Seller's right, title or interest in or to any of the Seller Intellectual Property.

         3.18.6 The Seller Intellectual Property includes all Intellectual Property necessary to conduct the Business as currently conducted.

   3.19   Product Warranties and Returns.   Except as set forth in Section
3.19 of the Seller Disclosure Schedule, Seller has not made any warranties or guarantees relating to its products that will be in effect as of the Closing Date. During the twelve (12) month period ended on the date of the Balance Sheet, Seller has received no customer complaints pursuant to which Seller gave credit or accepted a product return.

   3.20 Litigation. Except as set forth in Section 3.20 of the Seller Disclosure Schedule, none of Seller, or any officer or director of Seller, or, to Seller's knowledge, any shareholder, employee or agent of Seller, is a party to any pending or, to Seller's knowledge, threatened action, suit, arbitration, mediation, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body or any arbitration, mediation or similar forum (collectively, "Litigation"). Seller is not subject to any decree, judgment, order, law or regulation of any court or other governmental body which could have a material adverse effect on the condition, financial or otherwise, of any of the Assets or the Business or which could prevent the transactions contemplated by this Agreement.

   3.21   Personnel; Employee Plans.

         3.21.1   Section 3.21.1 of the Seller Disclosure Schedule lists:
(i) all contracts or agreements with directors, officers, employees or unions, or consulting agreements, to which Seller is a party or it or its assets are subject as of the date of this Agreement; (ii) the names, current salary rates, bonuses paid during the last fiscal year, and accrued vacation and sick leave for all the employees of Seller; and (iii) all group insurance programs in effect for employees of Seller. Seller is not in default with respect to any of the obligations so listed. Seller has delivered to Micrel true, complete and correct copies of all such written obligations and complete summaries of all such oral obligations. Seller has no union contracts or collective bargaining agreements with, or any other obligations to, employee organizations or groups, nor is Seller currently engaged in any labor negotiations except in minor grievances not involving any employee organization or group, nor, to the knowledge of Seller, is Seller the subject of any union organization. There is no pending or, to Seller's knowledge, threatened labor dispute, strike or work stoppage affecting the Business.

         3.21.2   Section 3.21.2 of the Seller Disclosure Schedule lists
(i) all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and (ii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, to which Seller contributes to or has any obligation to or liability for (collectively, the "Employee Plans"). Each Employee Plan provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current or terminated employees or any beneficiary may be amended or terminated by Seller at any time without liability.

         3.21.3 None of the Employee Plans is a Defined Benefit Plan or a Multiemployer Plan (within the meaning of ERISA) and neither Seller has ever
(i) sponsored, maintained or contributed to, or been obligated to contribute to, a Defined Benefit Plan or (ii) contributed to, or been obligated to contribute to, a Multiemployer Plan.

         3.21.4 Seller does not maintain or contribute to any welfare benefit plan that provides health benefits to an employee after the employee's termination of employment or retirement except as required under
Section 4980B of the Code and Sections 601 through 608 of ERISA.

         3.21.5 Each Employee Plan which is an "employee benefit plan", as defined in Section 3(3) of ERISA, has complied, in all material respects, since its inception, with (a) its terms, and (b) with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Employee Plan, including but not limited to ERISA and the Code. To Seller's knowledge, Seller is not subject to a risk of liability to any governmental entity, including, without limitation, excise taxes or civil penalties, as the result of the application of any provision of ERISA or the Code. No investigations or audits by a governmental entity, or other actions, demands, proposals, negotiations or claims with respect to any Employee Plan have occurred, or are pending, or, to Seller's knowledge, are threatened or imminent, against any employer who is participating (or who has participated) in any Employee Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Employee Plan or which otherwise concern matters covered or that would be covered by the Employee Plans. Neither Seller, nor any fiduciary with respect to any Employee Plan, has any knowledge of any facts that could give rise to any such action, demand, proposal, negotiation or claim.

         3.21.6 The Internal Revenue Service has determined that each Employee Plan intended to qualify under Section 401(a) of the Code so qualifies as of the end of the remedial amendment period, as set forth in the Code and each trust maintained pursuant thereto is exempt from taxation under
Section 501 of the Code. Nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Employee Plan and its related trust.

         3.21.7 True, correct and complete copies of (i) all documents creating or evidencing any Employee Plan listed in Section 3.21.2 of the Seller Disclosure Schedule, (ii) all reports, forms and other documents required to be filed with any governmental entity (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA), and (iii) the latest favorable letters of determination from the Internal Revenue Service with respect to the Employee Plans that are intended to qualify under Section 401(a) of the Code have been delivered to Micrel.

         3.21.8 All expenses and liabilities relating to all of the Employee Plans described in Section 3.21.2 of the Seller Disclosure Schedule have been, and will on the Closing Date be, fully and properly accrued on Seller's books and records and are disclosed on the Current Balance Sheet and such Employee Plans have no unfunded liabilities not reflected on the Current Balance Sheet.

         3.21.9 Without limiting any other representation or warranty of Seller set forth herein, the termination of the employment of any and all officers and employees of Seller prior to the date hereof was effected in accordance with all applicable laws and the employment arrangements between Seller and such officers and employees and Seller has no liability or obligation (including, without limitation, any liability for severance payments), absolute or contingent, to any former officer or employee of Seller. No former officer or employee of Seller will, at the Closing, have any debt, liability or other obligation, absolute or contingent, owing to Seller.

   3.22   OSHA.  Without limiting Section 3.10, to Seller's knowledge,
Seller is not in material violation of any federal, state or local statutes, laws, regulations or rules relating to occupational health or safety, including, without limitation, the rules and regulations of the Occupational Safety and Health Administration ("OSHA"). No investigation or claim has at any time been commenced or pending against Seller or the Business or any real property owned or occupied at any time by Seller by OSHA or any similar state or local agency and, to Seller's knowledge, no basis exists for any such investigation or claim. No claim has at any time been made by any current or former employee of Seller relating to occupational health or safety.

   3.23   Taxes.

         3.23.1 For purposes of this Agreement, the following definitions shall apply:

         (a) The term "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Seller is required to pay, withhold or collect.

         (b) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

         3.23.2 All Returns required to be filed by or on behalf Seller have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Seller with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. Seller has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Seller with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Seller is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

         3.23.3 The amount of Seller's liability for unpaid Taxes for all periods ending on or before the date of this Agreement do not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Current Balance Sheet, and the amount of Seller's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Closing Date Balance Sheet.

         3.23.4 Micrel has been furnished by Seller true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by Seller relating to Taxes, and (ii) all federal and state income or franchise tax returns for the Seller for all periods ending on and after December 31, 1993. Seller has never been a member of an affiliated group filing consolidated returns.
Seller does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Returns have been furnished to Micrel.

         3.23.5 The Returns of Seller have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of Seller, and Seller has not received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. Seller is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against Seller or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Seller. Seller has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

         3.23.6 Seller is not (nor has it ever been) a party to any tax sharing agreement.

         3.23.7 Seller is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the assets of Seller (i) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (ii) is "tax exempt use property" within the meaning of Section 168(h) of the Code. Seller is not nor has it been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Micrel is not required to withhold tax on the purchase of the stock of Seller by reason of Section 1445 of the Code. Seller is not a "consenting corporation" under Section 341(f) of the Code. Seller has not entered into any compensatory agreements with respect to the performance of services which payment thereunder: (i) would result in a nondeductible expense to Seller pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code, (ii) would not be deductible under Section 162 of the Code by reason of being unreasonable in amount, or (iii) would otherwise be nondeductible by application of Section 162(m) of the Code. Seller has not made will not make a deemed dividend election under Treasury Regulations
Section 1.1502-32(f)(2). Seller has not participated in an international boycott as defined in Code Section 999. Seller has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise. Seller does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, and Seller is not a party to any joint venture, partnership, or other agreement, contract, or arrangement (either in writing or verbally, formally or informally) which could be treated as a partnership for federal income tax purposes.

         3.23.8 The Seller Disclosure Schedule contains accurate and complete description of Seller's basis in its assets, Seller's current and accumulated earnings and profits, Seller's tax carryovers, and any tax elections made by Seller. Seller has no net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383, or 384.

         3.23.9 Seller has filed all reports and has created and/or retained all records required under Section 6038A of the Code with respect to its ownership by and transactions with related parties. Each related foreign person required to maintain records under Section 6038A with respect to transactions between Seller and the related foreign person has maintained such records. All documents that are required to be created and/or preserved by the related foreign person with respect to transactions with Seller are either maintained in the United States, or Seller is exempt from the record maintenance requirements of Section 6038A with respect to such transactions under Treasury Regulation Section 1.6038A-1. Seller is not a party to any record maintenance agreement with the Internal Revenue Service with respect to Section 6038A of the Code. Each related foreign person that has engaged in transactions with Seller and has authorized Seller to act as its limited agent solely for purposes of Sections 7602, 7603, and 7604 of the Code with respect to any request by the Internal Revenue Service to examine records or produce testimony related to any transaction with Seller, and each such authorization remains in full force and effect.

   3.24 Environmental Liability. Without limiting Section 3.10, at all times Seller has materially complied with all applicable environmental and hazardous waste laws, orders, regulations, rules and ordinances adopted, imposed or promulgated by any governmental or regulatory entity having jurisdiction over the Property, the Facility or any other property at any time owned or occupied by Seller. Neither Seller nor any portion of the Property, the Facility or any other property at any time owned or occupied by Seller (prior to and during the period of such ownership or occupancy) has at any time been in material violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, worker safety, environmental protection, hazardous materials or waste or toxic materials. Prior to the date hereof, there has been no spill, release or discharge of any Hazardous Materials (as defined below) on, under or about the Property, the Facility or any other property owned or occupied by Seller (until such time as Seller's ownership or occupancy ceased). No current use of the Property or the Facility constitutes a public or private nuisance. Seller currently holds all environmental licenses, permits, clearances, covenants and authorizations required for the Business (and any other business or operations of Seller at any time) and all such permits, clearances, covenants and authorizations required for the current operation of the Business are in full force and effect. Any handling, generation, transportation, storage, treatment or use of Hazardous Material that has occurred on or about the Property (except as otherwise disclosed in this Section 3.24), the Facility or any other property owned or occupied by Seller (prior to and during the time of such ownership and occupancy) has been in material compliance with all laws, regulations and orders relating to Hazardous Materials. As used herein, the term "Hazardous Materials" means any hazardous or toxic substance, material or waste which is regulated by any applicable local government authority, the State of California, or any other state or the United States Government having jurisdiction over Seller or the Business or any real property owned or occupied at any time by Seller. With the exception of regional groundwater contamination affecting the Property, all of the facts and circumstances relating to which contamination (including the circumstances surrounding the causes of the same) of which Seller has knowledge have been disclosed to Micrel, the Property and the Facility, including, without limitation, the soil and groundwater on or under the Facility, is free of Hazardous Materials. No notification of release of Hazardous Materials pursuant to applicable law has been received by Seller as to the Property, the Facility or any other property owned or occupied by Seller at any time. No wastes generated by Seller have ever been sent directly or indirectly to any site listed or formally proposed for listing on any federal or state list of hazardous substances sites requiring investigation or clean-up. Seller has not received from any governmental authority or third party any requests for information, notices of claim, demand letters, or other notification that they or it are or is or may be potentially responsible with respect to any investigation or clean-up of Hazardous Materials. Seller has no knowledge of any fact or circumstance that could involve Seller or Micrel in any environmental litigation or proceeding or impose any environmental liability upon Seller or Micrel.
Section 3.24 of the Seller Disclosure Schedule contains a true and complete list of all environmental surveys, tests and reports performed with respect to the Property by or on behalf of Seller (including, without limitation, all soil and groundwater surveys, tests and reports.

   3.25 Year 2000 Compliance. To Seller's knowledge, none of Seller's systems (including, without limitation, Seller's telecommunications, automation and computer related systems), assets or technology, including without limitation, the Seller Intellectual Property (including, without limitation, all computer software and hardware owned or licensed by Seller or used in the Business) has or will have any Year 2000 Error (as hereinafter defined). For the purposes hereof, the term "Year 2000 Error" means (a) any failure of computer hardware or software products or technology properly to record, store, process, calculate or present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000 as a result of the occurrence, or use of data consisting of, such dates; (b) any failure of computer hardware or software products or technology to calculate any information dependent on or relating to dates on or after January 1, 2000 in the same manner, and with the same functionality, data integrity and performance, as such computer hardware or software products or technology records, stores, processes, calculates and presents calendar dates on or before December 31, 1999, or information dependent on or relating to such dates; or (c) any loss of functionality or performance with respect to the introduction of records or processing of data containing dates falling on or after January 1, 2000.

   3.26 Representations Complete. The representations and warranties of Seller contained in this Article 3 do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they were made, not misleading. There is no fact known to Seller that has not been disclosed to Micrel in this Agreement that is reasonably likely to have a material adverse effect on Seller's business, operations or financial condition.

                                  ARTICLE 4
        REPRESENTATIONS AND WARRANTIES OF MICREL SUBSIDIARY AND MICREL

   Micrel Subsidiary and Micrel hereby, jointly and severally, represent and warrant to Seller that the following facts and circumstances are true and correct:

   4.1 Authorization; Etc. Each of Micrel Subsidiary and Micrel: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with respect to Micrel, and the State of Delaware, with respect to Micrel Subsidiary; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement and all of the other documents and agreements contemplated hereby; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on the business, operations or financial condition of Micrel Subsidiary or Micrel, as applicable. Each of Micrel Subsidiary and Micrel has full corporate power and authority to enter into this Agreement and the other documents contemplated hereby and to carry out the transactions contemplated hereby and thereby. Each of Micrel Subsidiary and Micrel has taken all required action by law to authorize the execution and delivery of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, and this Agreement and the other documents contemplated hereby is a valid and binding obligation of Micrel Subsidiary and/or Micrel, as applicable, enforceable against it in accordance with its terms, subject as to enforcement only: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally; and (ii) to general principles of equity. This Agreement and the transactions contemplated hereby have been approved by the Board of Directors of Micrel and Micrel Subsidiary.

   4.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the Articles of Incorporation or Bylaws of Micrel Subsidiary or Micrel, violate, or be in conflict with, or constitute a default under or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Micrel Subsidiary or Micrel is a party or by which Micrel or Micrel is bound, or violate any statute or law or any judgment, decree, order, regulation, or rule of any court or governmental authority.

   4.3 Consents and Approvals of Government Authorities. Except for the filing of a notice and the expiration of the waiting period under HSR, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement or the other documents contemplated hereby by Micrel or Micrel and the consummation of the transactions contemplated hereby or thereby.

   4.4 Sufficient Funds. At the Closing Micrel shall have sufficient funds to pay the Consideration as and in the manner provided in this Agreement.

   4.5 Representations Complete. The representations and warranties of Micrel Subsidiary and Micrel contained in this Article 4 do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE 5
                             SELLER'S COVENANTS

   5.1 Access to Properties and Records. Throughout the period between the date of this Agreement and the Closing Date, Seller shall give to Micrel and Micrel's authorized representatives reasonable access, during business hours, to the Property, the Facility and any and all of the other Assets, and shall provide Micrel and its representatives with all records, documents and information reasonably required by Micrel relating to Seller and/or the Business. Without limiting the foregoing, Micrel shall be permitted to interview during regular business hours all employees of Seller.

   5.2 Conduct of the Business Prior to Closing Date. Between the date of this Agreement and the Closing, and except as otherwise required by this
Agreement:

         5.2.1 The Business shall be operated in the ordinary course consistent with past practices and in a normal businesslike fashion (including, without limitation, its normal accounts receivable practice), and Seller shall take such actions as are in its business judgment reasonably necessary to facilitate a smooth transition of the control of operation of the Business from Seller to Micrel at the Closing. Seller shall use its best efforts to preserve and maintain the Business and Seller's goodwill, including relationships with employees, suppliers and customers. Seller shall maintain quantities of Inventories in a manner consistent with prior practice and in a normal businesslike fashion. In addition, Seller shall maintain records and books of account for the Business consistent with past practices and in a normal businesslike fashion, and shall continue to carry all of the insurance for the Business consistent with past practice.

         5.2.2 Seller shall not take (or permit to be taken) any action which would cause any material change in any of the items and matters covered by the representations and warranties set forth in Article 3, including, without limitation:

         (a) incurring or becoming subject to, or agreeing to incur or become subject to, any obligation or liability (absolute or contingent), except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business consistent with past practices;

         (b) mortgaging, pledging or assuming any Lien, or agreeing to do so, in respect to any of the Assets;

         (c) waiving or compromising any material rights or any material debt owed to Seller;

         (d) entering into any transactions, other than in the ordinary course of business consistent with past practices;

         (e) increasing the rate of compensation payable or to become payable to any employees;

         (f) terminating or amending any Contract, unless terminated or amended in the ordinary course of business consistent with past practices;

         (g) introducing any new method of accounting with respect to the Business or any of the Assets or liabilities of Seller (assumed or not assumed) (including, without limitation, any change in depreciation or amortization policies or rates);

         (h) making any capital expenditures or entering into commitments for capital expenditures exceeding, in the aggregate, Ten Thousand Dollars ($10,000);

         (i) without Micrel's prior consent (which consent Micrel shall not unreasonably withhold or delay), hiring or terminating employees;

         (j) issuing any shares of its capital stock or other securities (or any options or warrants to acquire any such shares of capital stock or other securities) or making any redemption or other acquisition of any capital stock of Seller or any declaration, setting aside, or payment of any dividend or distribution of any kind with respect to any shares of capital stock of Seller;

         (k) altering its practice for creating or accounting for Inventory; or

         (l) commencing, settling or compromising any litigation, except those related to insured claims or arising in the ordinary course of business consistent with past practices.

   5.3 Advice of Developments. Seller shall have continuing obligations after the date of this Agreement through the Closing Date to advise Micrel of all significant matters concerning itself and the Business.

   5.4   Acquisition, Merger or Similar Negotiations With Other Parties.
From the date hereof until the earlier of the termination of this Agreement or consummation of transactions contemplated hereby, none of Seller or any of its officers, directors, employees, representatives, agents or Affiliates shall directly or indirectly encourage, solicit, initiate or conduct discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, limited liability company, person or other entity or group concerning any merger, combination, consolidation, sale of assets (other than in the ordinary course of business) or other similar transaction involving Seller, the Business or the Assets. Seller shall immediately notify Micrel of any contact by any third-party with respect to any of the matters described in this Section 0.

   5.5 Shareholder Notification. Seller shall, in accordance with applicable law, promptly after the date hereof, notify its shareholders of the transactions contemplated hereby and the approval thereof by the requisite holders of the outstanding capital stock of Seller.

   5.6   Satisfaction of Conditions.  Without limiting Section 5.5,
Seller shall take or cause to be taken all actions reasonably within its power necessary to satisfy all conditions to Micrel's obligations to close and consummate the transactions contemplated by this Agreement.

   5.7   Consents.  On or prior to the Closing Date, Seller shall
(a) notify all persons required to be notified pursuant to applicable law or any of the Permits or Contracts of the transactions contemplated hereunder, in the form and manner required thereunder, and (b) use its commercially reasonable efforts to obtain the consent of all persons whose consent is required pursuant to applicable law or any of the Permits or Contracts in connection with the consummation of the transactions contemplated hereby, in the form and manner required thereunder. Without limiting the foregoing, promptly after Seller's execution of this Agreement, Seller shall make any and all filings (and all other submissions required in connection therewith) required to be made by Seller under HSR in connection with the transactions contemplated hereby, and shall seek early termination of the applicable waiting period under HSR.

   5.8   Notification of Certain Matters.  Without limiting Section 0,
Seller shall give prompt notice to Micrel of the occurrence or non-occurrence of any event which causes or is likely to cause any representation or warranty made by Seller herein to be untrue or inaccurate or any covenant, condition or agreement contained herein not to be complied with or satisfied (provided, however, that any such disclosure shall not in any way be deemed to (a) amend, modify or in any way affect the representations, warranties and covenants made by such party in or pursuant to this Agreement, (b) or alter or waive any rights of Micrel Subsidiary or Micrel with respect to the breach thereof).

   5.9 Termination of Automobile Leases. Prior to the Closing, Seller shall terminate, with no further liability to Seller, all automobile leases entered into by Seller for automobiles used by its officers, directors or employees.

   5.10 SiMI Purchase Orders. Prior to the Closing, Seller shall cause all outstanding purchase orders for products with SiMI (other than those for work in progress as of the date hereof referred to in clause (i) above) to be terminated with no further liability or obligation to Seller. Without limiting any other obligations of Seller hereunder, between the date hereof and the Closing Date, without Micrel's prior written consent in its sole discretion, Seller shall not (a) issue any purchase orders to or otherwise enter into any agreement or understanding with SiMI, or (b) modify, amend, compromise or settle any agreement, arrangement or understanding between Seller and SiMI.

                                  ARTICLE 6
                             MICREL'S COVENANTS

   6.1 Consents. On or prior to the Closing Date, Micrel Subsidiary and Micrel shall (a) notify all persons required to be notified by Micrel Subsidiary or Micrel pursuant to applicable law of the transactions contemplated hereby, in the form and manner required thereunder, and
(b) obtain the consent of all persons whose consent is required to be obtained by Micrel Subsidiary or Micrel pursuant to applicable law in connection with the consummation of the transactions contemplated hereby, in the form and manner required thereunder.

   6.2 Satisfaction of Conditions. Without limiting Section 6.1, Micrel and Micrel Subsidiary shall take or cause to be taken all actions reasonably within their power necessary to satisfy all conditions to Seller's obligations to close and consummate the transactions contemplated by this Agreement.

                                  ARTICLE 7
                           CONDITIONS TO CLOSING

   7.1 Conditions to Micrel's Obligation to Close. Micrel's obligations to consummate the transactions contemplated by this Agreement shall be subject to the full satisfaction of following conditions, each of which conditions may be waived in writing by Micrel:

         7.1.1 Instruments. Seller and Seller Representative (in the case of the Escrow Agreement) shall have executed and delivered to Micrel the Merger Documents, the Escrow Agreement and any and all other documents reasonably required by Micrel to effect the transactions contemplated hereby.

         7.1.2 Representations and Warranties True. The representations and warranties of Seller contained in this Agreement shall be true in all material respects at the Closing as though made at such time, provided that any such representations and warranties that are qualified by the term "material" or otherwise qualified as to materiality shall be true at the Closing in accordance with the terms thereof.

         7.1.3 Performance of Covenants. Seller shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

         7.1.4 Certificate. Seller shall have delivered to Micrel a certificate executed by its chief executive officer certifying as to
(a) Seller's satisfaction of the conditions set forth in Sections 7.1.2 and
7.1.3 above, (b) Seller's estimate of the amount of Shareholder Equity pursuant to Section 2.1.3, and (c) the value of all work-in-progress products ordered by Seller from SiMI as of the date hereof but not delivered.

         7.1.5 No Material Changes. There shall not have been any material adverse change in the assets, liabilities, business, operations or financial conditions of Seller from the date hereof to the Closing Date.

         7.1.6 Consents. All consents or approvals required for the consummation of the transactions contemplated hereby, including the expiration of the waiting period under HSR and any required consents of the parties to any Contract, shall have been obtained.

         7.1.7 Opinion. Seller shall have delivered to Micrel an opinion of its counsel in the form of Exhibit 7.17 attached hereto.

         7.1.8 Environmental Diligence. Micrel shall have reasonably determined, on or prior to the date on which all other conditions to the Closing have been satisfied or waived by the party entitled to the benefit thereof, that Seller has no material liability or obligation (contingent or absolute) for any environmental condition affecting the Property that has not been previously disclosed by Seller to Micrel prior to the date hereof.

         7.1.9 Thomas Mino Settlement. Seller shall have entered into a settlement agreement with Thomas D. Mino ("Mino"), upon terms and conditions reasonably approved by Micrel, pursuant to which Mino shall agree (a) to forever and irrevocably waive and release Seller and Micrel and its affiliates from any and all liabilities, claims, damages, obligations and responsibilities, and (b) that the aggregate amount of the indebtedness owed by him to Seller (including principal and interest) as of the Closing Date shall be secured by all shares of Seller Stock beneficially owned by him, and
(c) at the Effective Time, such indebtedness shall automatically be deducted from the portion of the Consideration payable to him pursuant to this Agreement.

         7.1.10 Shareholder Notification. Seller shall have provided all shareholder notices and otherwise taken all other actions pursuant to the California Act required in connection with the consummation of the transactions contemplated hereby.

   7.2 Conditions to Seller's Obligations at the Closing. Seller's obligations to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, each of which conditions may be waived in writing by Seller:

         7.2.1 Instruments. Micrel and/or Micrel Subsidiary, as applicable, shall have executed and delivered to Seller the Merger Documents, the Escrow Agreement and any and all other documents reasonably required by Seller to effect the transactions contemplated hereby.

         7.2.2 Representations and Warranties True. The representations and warranties of Micrel Subsidiary and Micrel contained in this Agreement shall be true in all material respects at the Closing as though made at such time.

         7.2.3 Performance of Covenants. Micrel Subsidiary and Micrel shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

         7.2.4 Certificate. Micrel shall have delivered to Seller a certificate executed by an officer of Micrel certifying as to Micrel's and Micrel Subsidiary's satisfaction of the conditions set forth in Sections 0 and 0.

         7.2.5 HSR Approval. All approvals required under HSR shall have been obtained.

                                  ARTICLE 8
          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

   8.1 Survival. The representations and warranties of Seller contained in this Agreement or in any document, certificate or schedule or instrument contemplated hereby or delivered pursuant hereto, shall survive the Closing

Date to until the date that is 180 days after the Closing Date. The representations and warranties of Micrel Subsidiary and Micrel contained in this Agreement or in any document, certificate or instrument contemplated hereby or delivered pursuant hereto, shall survive the Closing Date to until the date that is 180 days after the Closing Date.

   8.2   Seller's Indemnity.

         8.2.1 Seller shall indemnify, defend, protect and hold harmless Micrel (and Micrel's Subsidiaries and Affiliates and their respective officers, directors, shareholders, employees and agents) from and against any and all losses, costs, expenses, liabilities, obligations, claims, demands, causes of action, suits, settlements and judgments of every nature, including the costs and expenses associated therewith and reasonable attorneys', consultants' and witness fees incurred in connection therewith ("Micrel's Damages"), which arise out of: (i) the breach of any representation or warranty made by Seller under of this Agreement or any document or certificate delivered by Seller pursuant to this Agreement; (ii) the non-performance, partial or total, of any covenant made by Seller pursuant to this Agreement or any document or certificate delivered by Seller pursuant to this Agreement; or (iii) any claim against Seller by Five Star Telecom, accruing from facts or circumstances first occurring prior to the date hereof. "Micrel's Damages" shall also include any other matters deemed "Micrel's Damages" pursuant to this Agreement.

         8.2.2 Notwithstanding anything herein to the contrary, from and after the Closing Date, Seller shall protect, defend, indemnify and hold harmless Micrel from any and all taxes of Seller which are (i) imposed on Micrel that Micrel pays, otherwise satisfies in whole or in part, or result in liens or encumbrances on any assets of Micrel or (ii) imposed on Seller in respect of its income, business, property or operations or for which Seller may otherwise be liable, which are attributable to Seller's income, business, property operations on or before the Closing Date.

         8.2.3   Notwithstanding anything to the contrary set forth in this
Section 8.2, except as provided in the next sentence, no claim for Micrel's Damages shall be made unless and until the aggregate of all Micrel's Damages exceeds the sum of $130,000 (the "Indemnification Threshold"), provided that, if and when the aggregate of all Micrel's Damages equals or exceeds the Indemnification Threshold, Micrel shall be entitled to receive all Micrel's Damages, including all Micrel's Damages below the Indemnification Threshold. Notwithstanding the foregoing, no Micrel's Damages pursuant to Section 2.1.1 or Section 2.1.6 of this Agreement shall be subject to the Indemnification Threshold.

         8.2.4 In the event the Merger is not consummated, Seller's aggregate liability for Micrel's Damages shall not exceed the Purchase Price. From and after the Effective Time, Seller's aggregate liability for Micrel's Damages shall not exceed the value of the Escrowed Cash and any increase in the Consideration payable by Micrel pursuant to the penultimate sentence of
Section 2.1.6, and Micrel and Micrel Subsidiary's sole recourse in respect of a claim for indemnification under this Article 8 shall be to the Escrowed

Cash and any such increase in accordance with the provisions of the Escrow Agreement and Section 2.1.6 hereof. Notwithstanding the foregoing, nothing in this Section 8.2.3 shall limit the liability of Seller with respect to any Micrel's Damages due to the fraud or intentional misrepresentation of Seller.

         8.2.5 To secure the indemnification obligation of the Seller to Micrel and Micrel Subsidiary, the Escrowed Cash shall be deposited into escrow with the Escrow Agent in accordance with Section 2.24 hereof and the Escrow Agreement.

   8.3   Micrel's Indemnity.

         8.3.1 Micrel Subsidiary and Micrel shall, jointly and severally, indemnify, defend, protect and hold harmless Seller (and Seller's Affiliates and their respective officers, directors, shareholders, employees and agents) from and against any and all losses, costs, expenses, liabilities, obligations, claims, demands, causes of action, suits, settlements and judgments of every nature, including the costs and expenses associated therewith and reasonable attorneys', consultants' and witness fees incurred in connection therewith ("Seller's Damages"; and when used together with or in the alternative to Micrel's Damages, "Damages"), which arise out of: the breach by Micrel Subsidiary or Micrel of any certification, representation or warranty made by Micrel Subsidiary or Micrel pursuant to this Agreement or any document or certificate delivered by Seller pursuant to this Agreement; or the non-performance, partial or total, of any covenant made by Micrel Subsidiary or Micrel pursuant to this Agreement required to be performed prior to the Closing or any document or certificate delivered by Seller pursuant to this Agreement.

         8.3.2 In the event the Merger is not consummated, Micrel's and Micrel Subsidiary's aggregate liability for Seller's Damages shall not exceed the Purchase Price. From and after the Effective Time, Micrel's and Micrel Subsidiary's aggregate liability for Seller's Damages shall not exceed the value of the Escrowed Cash.

   8.4   Indemnity Procedures.

         8.4.1 In the event that at any time or from time to time after the Closing Date a person or entity entitled to indemnification pursuant to
Section 0 or 8.3 (any such person or entity , an "Indemnitee") shall sustain a loss of any nature whatsoever against which such Indemnitee is indemnified under this Agreement, such Indemnitee shall notify the party required to provide such indemnification and, in the case of Seller, Seller Representative (such party and Seller Representative, as applicable, the "Indemnitor") in writing of any such loss so sustained, and Indemnitor shall within thirty (30) days after transmittal of such notice pay to such Indemnitee the amount of such loss so sustained, subject to their right to contest any third-party claim which has not yet resulted in a loss, as hereinafter provided in Section 0.

         8.4.2 Promptly after receipt by an Indemnitee of written notice of a claim or the commencement of any proceeding against it, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under Section 0 or 0, give written notice to the Indemnitor of the commencement thereof, but the failure so to notify the Indemnitor shall not relieve it of any liability that it may have to any Indemnitee, except to the extent, the Indemnitor demonstrates that the defense of such action is or has been prejudiced thereby. In case any such proceeding shall be brought against an Indemnitee and it shall give notice to the Indemnitor of the commencement thereof, the Indemnitor shall be entitled to participate therein and, to the extent that it shall wish (unless the Indemnitor is also a party to such proceeding and the Indemnitee determines in good faith that joint representation would be inappropriate) to assume the defense thereof with counsel which is reasonably satisfactory to such Indemnitee and, after notice from the Indemnitor to such Indemnitee of its election so to assume the defense thereof, the Indemnitor shall not be liable to such Indemnitee under such Section for any fees of such counsel or any other expenses with respect to the defense of such proceeding, in each case, subsequently incurred by such Indemnitee in connection with the defense thereof. If an Indemnitor assumes the defense of such proceeding, (a) no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's reasonable consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person or entity and no effect on any other claims that may be made against the Indemnitee, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (b) the Indemnitor shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). If notice is given to an Indemnitor of the commencement of any proceeding and it does not, within fifteen (15) business days after the Indemnitee's notice is given, give notice to the Indemnitee of its election to assume the defense thereof, the Indemnitor shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnitee. Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates, other than as a result of monetary damages, such Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise or settle such proceeding, but the Indemnitor shall not be bound by any determination of a proceeding so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

         8.4.3 If any Indemnitor contests or challenges any claim or action asserted against an Indemnitee referred to in this Article, it shall do so at its own cost and expense, holding Indemnitee harmless from all costs, fees, expenses, debts, liabilities and charges in connection with such contest; shall diligently defend against any such claim; and shall hold Indemnitee's business and assets free and harmless from any attachment, execution, judgment, lien or other legal process.

         8.4.4 Each Indemnitor further agrees to indemnify each Indemnitee for taxes imposed on or with respect to an indemnification payment made by such Indemnitee pursuant to this Article 8.

   8.5 Other Remedy. If the Merger is consummated as contemplated herein, this Article 8 shall set forth the sole and exclusive remedy and recourse of the parties for any Damages resulting from, relating to or in connection with the Merger or the transactions contemplated hereby, except to the extent such Damages are due to or arise from the fraud or intentional misrepresentation of the applicable party.

   8.6   The Seller Representative.

         8.6.1 The Seller, on behalf of each of its officers, directors and shareholders, hereby authorizes, directs and appoints John F. Stockton to act as sole and exclusive agent, attorney-in-fact and representative of its shareholders (the "Seller Representative"), and authorized and directs the Seller Representative to (i) take any and all actions (including without limitation executing and delivering any documents, incurring any costs and expenses for the account of the Seller (which will constitute Micrel's Damages incurred or suffered by Micrel and Micrel Subsidiary within the meaning of Section 8.2 hereof) and making any and all determinations) which may be required or permitted by this Agreement, or the Escrow Agreement to be taken by the Seller or the Seller Representative, (ii) exercise such other rights, power and authority as are authorized, delegated and granted to the Seller Representative hereunder and under the Escrow Agreement in connection with the transactions contemplated hereby and thereby and (iii) exercise such rights, power and authority as are incidental to the foregoing. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Seller Representative consistent therewith, shall be absolutely and irrevocably binding on Seller and its shareholders (the "Seller Indemnitors"), as if such party personally had taken such action, exercised such rights, power or authority or made such decision or determination in such party's individual capacity. Notwithstanding any other provision of this Agreement, if the Closing occurs, then with respect to the matters covered by Article 8, (x) each of the Seller Indemnitors irrevocably relinquishes such Seller Indemnitors' right to act independently and other than through the Seller Representative, except with respect to the removal of the Seller Representative or appointment of a successor Seller Representative as provided in Section 8.6(b) below, and (y) no Seller Indemnitors shall have any right under this Agreement or otherwise to institute any suit, action or proceeding against the Company, Micrel and Micrel Subsidiary or the Escrow Agent with respect to any such matter, any such right being irrevocably and exclusively delegated to the Seller Representative. The Seller Representative hereby acknowledges and accepts the foregoing authorization and appointment and agrees to serve as the Seller Representative in accordance with the Agreement and the Escrow Agreement.

         8.6.2 The Seller Representative shall serve as Seller Representative until his resignation, removal from office, incapacity or death; provided, however, that the Seller Representative shall not have the right to resign without (A) prior written notice to the Seller Indemnitors and (B) picking a successor reasonably satisfactory to Micrel to serve until a successor thereto is elected by the Seller Indemnitors. The Representative may be removed at any time and a successor representative, reasonably satisfactory to Micrel, may be appointed, pursuant to written action by Seller Indemnitors who, immediately prior to the Effective Time, held shares of Company Common Stock constituting 66 2/3% or more of all such shares then outstanding. Any successor to the Seller Representative shall, for purposes of this Agreement, and the Escrow Agreement, be deemed to be, from the time of the appointment thereof if in accordance with the terms hereof, the Seller Representative, and from and after such time, the term "Seller Representative" as used herein and therein shall be deemed to refer to such successor. No appointment of a successor shall be effective unless such successor agrees in writing to be bound by the terms of this Agreement and the Escrow Agreement.

         8.6.3 Notwithstanding Section 8.4.3 hereof, the Seller Representative shall be permitted to retain counsel, consultants and other advisors and shall promptly notify Micrel and Micrel Subsidiary after retaining any such person. All expense reimbursements paid to and received by the Seller Representative shall constitute Micrel's Damages incurred or suffered by Micrel within the meaning of Section 8.2 hereof.

         8.6.4 The provisions of this Section 8.6 shall in no way impose any obligations on Seller (other than those set forth in Section 8.6.3 above). In particular, notwithstanding any notice received by Micrel and Micrel Subsidiary to the contrary (except any notice for the appointment of a successor Seller Representative approved by the Micrel and Micrel Subsidiary in accordance with Section 8.6.2) Micrel (i) shall be fully protected in relying upon and shall be entitled to rely upon, shall have no liability to the Seller Indemnitors with respect to, and shall be indemnified by the Seller Indemnitors from and against all liability arising out of (any such indemnifiable amounts constituting Micrel's Damages within the meaning of
Section 8.2 hereof) actions, decisions and determinations of the Seller Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the Seller Representative are fully authorized by the Seller Indemnitors.

         8.6.5 The Seller Representative shall not be liable to the Seller Indemnitors for the performance of any act or the failure to act so long as he acted or failed to act in good faith in what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of the Seller Indemnitors.

                                  ARTICLE 9
                             EMPLOYMENT MATTERS

   9.1   Employee Plans

         9.1.1   Micrel shall maintain the Employee Plans set forth in
Section 3.21.1 of the Seller Disclosure Schedule for the purpose of providing continued coverage to each employee who was employed by Seller on the date hereof and was covered under such Employee Plans. The continuation of such coverage will commence on the Closing Date and end on the date of such employee's termination of employment with Micrel or November 30, 1998, whichever is the first to occur.

         9.1.2 Micrel shall terminate each of the Employee Plans effective December 31, 1998. Alternatively, with respect to the Synergy Semiconductor Corporation 401(k) Plan (the "401(k) Plan") only, Micrel, in its sole discretion, may merge the 401(k) Plan with another qualified retirement plan maintained by Micrel as of December 31, 1998, rather than terminate said 401(k) Plan.

         9.1.3 Effective January 1, 1999, Micrel will provide its current employees who were employed by Seller on the Closing Date with coverage under the Micrel group health plan under the same terms and conditions applicable to other Micrel employees on such date. Micrel shall waive any preexisting conditions exclusions under said plan that would otherwise apply to employees who were employed by Seller on the date hereof.

         9.1.4 Effective January 1, 1999, Micrel will permit its current employees who were employed by Seller on the Closing Date hereof to commence participation in the Micrel 401(k) Plan under the same terms and conditions as apply to other Micrel employees on such date. Micrel shall cause the 401(k) Plan to credit such employees with all years of service while employed by Seller for all purposes under said plan, including vesting computation with respect to the future contributions made my Micrel to said plan on their behalf, if any.

                                  ARTICLE 10
                  NONDISCLOSURE OF CONFIDENTIAL INFORMATION

   10.1 Nondisclosure. Each party recognizes and acknowledges that it has had in the past, currently have, and in the future may possibly have, access to certain Confidential Information (as defined below) related to the other parties to this Agreement. Each party agrees that it will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to their respective (a) to authorized representatives, and (b) to counsel and other advisers, provided that such advisers agree to the confidentiality provisions of this Section 0, unless (i) such information becomes available to or known by the public generally through no fault of the disclosing party, or
(ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (iii), the disclosing party shall, if possible, give prior written notice thereof to the affected party and provide the affected with the opportunity to contest such disclosure. Nothing herein shall be construed as prohibiting the affected party from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

   10.2 Confidential Information. "Confidential information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person or entity, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

   10.3 Nondisclosure Covenants: Remedy for Breach. The parties agree that, in the event of breach or threatened breach of the covenants in this
Article 10, the damage or imminent damage to the value and the goodwill of the non-breaching party will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the non-breaching party shall be entitled to injunctive relief against the breaching party, in the event of any breach or threatened breach of any of such covenants by the breaching party, in addition to any other relief (including damages) available to the non-breaching party under this Agreement or under law.

                                   ARTICLE 11
                                   TERMINATION

   11.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

         11.1.1   by mutual written agreement of Seller and Micrel; or

         11.1.2 by either Seller or Micrel if the Merger shall not have been consummated on or before December 31, 1998; or

         11.1.3 by Micrel in the event of the Seller's material breach of any of its covenants, representations or warranties under this Agreement; or

         11.1.4 by Seller in the event of Micrel's or Micrel Subsidiary's material breach of any of their respective covenants, representations or warranties under this Agreement.

   11.2 Effect of Termination. If this Agreement is terminated as permitted by Section 0, such termination shall, except as set forth in the next sentence, the parties hereto shall have no further obligations to each other, provided that no such termination shall impair, limit or affect, in any manner, any liability of any party hereto for any breach of any covenant, representation or warranty set forth in this Agreement, accrued as of the date of such termination. The provisions of Sections 0, 8.3, 8.4, 0, 0, 0, 0, 0, and 0 shall survive any termination hereof pursuant to Section 0.

                                   ARTICLE 12
                                  MISCELLANEOUS

   12.1 Announcements. Neither party shall announce or otherwise disclose the fact of or the terms and conditions of the transactions contemplated hereby except pursuant to a press release, to be issued upon the execution hereof, mutually agreed upon by Seller and Micrel.

   12.2 Finders and Brokers. Except as provided in the next sentence, each party hereby represents and warrants to the others that neither it nor its representatives have taken, nor will they take, any action that would cause the other parties hereto to have any obligation or liability to any person for or made any arrangements for the payment of any finders' fees, brokerage fees, agents' commissions, or like payments in connection with the transactions contemplated hereby. Micrel has engaged the assistance of BancBoston Roberston Stephens ("BBRS"), and Seller has engaged the services of Broadview International LLC ("Broadview"), in connection with the transactions described herein. Micrel shall be solely responsible for any and all fees and commissions payable to BBRS, and Seller shall be solely responsible for any and all fees and commissions payable to Broadview (which fees and commissions shall be paid prior to the Closing Date or accrued on the Closing Date Balance Sheet). Each party shall indemnify and hold harmless the others from any claim that is asserted by any person for a finder's fee or like payment with respect to this Agreement arising from any act, representation or promise of the indemnifying party or its representative.

   12.3 Amendment. Subject to applicable law, this Agreement may only be amended or supplemented by written agreement of Seller, Micrel Subsidiary and Micrel.

   12.4 Waiver of Compliance. Any failure of Seller, on the one hand, or Micrel, on the other, to comply with any provision of this Agreement may be expressly waived in writing by Micrel or Seller, respectively, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

   12.5 Expenses; Attorneys' Fee. Each party shall pay all expenses incurred by it or on its behalf in connection with this Agreement or any transaction contemplated hereby. Any transfer or similar tax in connection with the sale of the Assets to Micrel shall be paid by Seller.

   12.6 Survival of Representations and Warranties. The respective representations and warranties of each party contained herein shall not be deemed waived or otherwise affected by any investigation made by or on behalf of the other party and such representations and warranties shall survive the Closing and the consummation of the Asset purchase contemplated hereby as provided in Article 8. All statements contained in this Agreement or in any schedule, exhibit, certificate, list, or other document delivered pursuant hereto shall be deemed representations or warranties, as the case may be (as such terms are used in this Agreement), of the party making such statements.

   12.7 Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed as follows:

               To Seller at:

               Synergy Semiconductor Corporation
               3250 Scott Blvd.
               Santa Clara, CA  95054
               Attn:  T. Olin Nichols

               With a copy to:

               Brobeck, Phleger & Harrison
               Two Embarcadero Place
               2200 Geng Road
               Palo Alto, CA  94303
               Attn:  Thomas W. Kellerman, Esq.


               To Micrel or Micrel Subsidiary at:

               Micrel, Incorporated
               1849 Fortune Drive
               San Jose, CA 94131
               Attn: Robert Barker

               With a copy to:

               Morrison & Foerster LLP
               755 Page Mill Road
               Palo Alto, California 94304-1018
               Attn.:  Michael C. Phillips


               To Seller Representative:

               John F. Stockton
               4233 Hidden Canyon Cove
               Austin, Texas  78746


   Notice of change of address shall be effective only when done in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of delivery or on the third business day after mailing.

   12.8 Assignment; Successors and Assigns. Except as otherwise provided herein, each party agrees that it will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any right or obligation under this Agreement. Any purported assignment, transfer, or delegation in violation of this Section shall be null and void. Subject to the foregoing limits on assignment and delegation, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Except for those enumerated above, this Agreement does not create, and shall not be construed as creating, any rights or claims enforceable by any person or entity not a party to this Agreement.

   12.9 Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

   12.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   12.11 Headings. The headings of the Sections and Articles of this Agreement and Table of Contents are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

   12.12 Entire Agreement. The parties intend that the terms of this Agreement, including the Disclosure Schedule and other documents referred to herein, shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

   12.13 Seller Disclosure Schedule. The Seller Disclosure Schedule shall be divided into sections corresponding to the sections of this Agreement. Disclosure in any section of the Seller Disclosure Schedule shall only constitute disclosure for purposes of the corresponding section of the Agreement and not for any other purpose, unless it is reasonably apparent on the face of the disclosure that it is applicable to another section of the Agreement.

   12.14 Performance by Micrel. Micrel shall cause Micrel Subsidiary to perform all of its covenants and obligations hereunder.

   12.15 Severability. If any provision of this Agreement, or the application thereof to any Person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other Persons, places, and circumstances shall remain in full force and effect.

   12.16 Rules of Construction. The parties acknowledge that each party has read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

   12.17 Additional Documents. Each of the parties agree, without further consideration, to execute and deliver such other documents and take such further action as may be reasonably required to effectuate the provisions of this Agreement.

   12.18 Dispute Resolution. Any dispute, controversy or claim between the parties relating to, or arising out of or in connection with, this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, whether arising before or after the termination of this Agreement, shall be settled only by binding arbitration pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the "Rules"), subject to the following:

         12.18.1 The arbitration shall take place in Palo Alto, California.

         12.18.2 There shall be three arbitrators, who shall be selected under the normal procedures prescribed in the Rules.

         12.18.3 Subject to legal privileges, each party shall be entitled to discovery in accordance with the Federal Rules of Civil Procedure.

         12.18.4 At the arbitration hearing, each party may make written and oral presentations to the arbitrator, present testimony and written evidence and examine witnesses.

         12.18.5 The arbitrators' decision shall be in writing, shall be binding and final and may be entered and enforced in any court of competent jurisdiction.

         12.18.6 No party shall be eligible to receive, and the arbitrators shall not have the authority to award, exemplary or punitive damages.

         12.18.7 Each party to the arbitration shall pay one-half of the fees and expenses of the arbitrators and the American Arbitration
Association.

         12.18.8 The arbitrators shall not have the power to amend this Agreement.

   12.19 Exhibits. All Exhibits and Schedules attached hereto shall be deemed to be a part of this Agreement and are fully incorporated in this Agreement by this reference.

   12.20   Certain Definitions.

   "Affiliate" or "Associate" shall have the meaning assigned thereto in Rule 405, as presently promulgated under the Securities Act of 1933, as amended.

   "Person" shall include any individual, partnership, joint venture, corporation, trust, unincorporated organization, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary, or other capacity.

   "Subsidiary" shall mean, as to any particular parent corporation, any corporation as to which more than fifty percent of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights are to be exercised) at the time is owned or controlled, directly or indirectly, by such parent corporation and/or by one or more subsidiaries.

   IN WITNESS WHEREOF, the parties hereto have duly executed this Merger Agreement as of the date first written above.


SELLER                                 MICREL SUBSIDIARY

SYNERGY SEMICONDUCTOR                  MISYN ACQUISITION CORP.
CORPORATION


By   /s/ John F. Stockton              By   /s/ Raymond D. Zinn
     ----------------------                 ----------------------
         John F. Stockton                       Raymond D. Zinn
            President                              President



MICREL


MICREL, INCORPORATED                   SELLER REPRESENTATIVE

By   /s/ Raymond D. Zinn                    /s/ John F. Stockton
     ----------------------                 -----------------------
         Raymond D. Zinn                        John F. Stockton
       President and Chief
        Executive Officer

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules to this Merger Agreement have been omitted. Such schedules will be submitted to the Securities and Exchange Commission upon request.

Schedule 1.4:   Surviving Corporation Officers

   A list of officers of Synergy Semiconductor Corporation following the merger with MISYN Acquisition Corp.

Schedule 2.1.4:   Projected Balance Sheet

   An estimated balance sheet of Synergy Semiconductor Corporation as of November 9, 1998.

Schedule 2.2.1:   Consideration Allocation

   A list of the allocation of the consideration paid by the Registrant to each shareholder of Synergy Semiconductor Corporation.

Schedule 3:   Seller Disclosure Schedule

   A list of limitations and exceptions to Synergy Semiconductor
Corporation's representations and warranties in the Merger Agreement.